UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2009

Miller Diversified Corp.

 (Exact name of registrant as specified in its charter)

Nevada	000-19001	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4401 NW 167th Street

Miami, FL 33055

(Address of Principal Executive Office) (Zip Code)

786-222-5756

 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Changes in Control of Registrant.

     On June 9, 2009 Vapeco Holdings, Inc., a Florida corporation ("Vapeco") entered into a stock purchase agreement with Belmont Partners, LLC by which Vapeco acquired three million three hundred forty-one thousand nine hundred ninety-four (3,341,994) shares of the Company’s common stock. Following the transaction, Vapeco controls approximately 52% of the Company’s outstanding capital stock.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On June 9, 2009, Kevin Frija was appointed to the Board of Directors as Director, and as President and Secretary of the Company. Effective June 9, 2009, Joseph Meuse resigned as a director and officer of the Company.

Set forth below is certain biographical information regarding the New officer and director:

Appointment of Kevin Frija: Director, President and Secretary of the Company.

     Kevin Frija, age 37, resides in Miami Beach, FL. Mr. Frija is a principal of the In Gear companies a network of businesses with operations and interests in apparel, licensing and consumer products. Mr. Frija is principally responsible for strategic acquisitions and business development. Since its inception in 1990 Mr. Frija has contributed to growth of the company which since its inception has generated revenues in excess of $180 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Miller Diversified Corp.

Date: June 16, 2009	By:	/s/ Kevin Frija
Kevin Frija Director, President and Secretary